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                                                                   Exhibit 10.35

                                                  October 20, 2000


AT&T Wireless Services, Inc.
7277-164/th/ Avenue NE
Redmond, WA 98052
Attention:  Joseph E. Stumpf

     Re:  Birmingham/Tuscaloosa 10 MHz Licenses
          -------------------------------------

Dear Joe:

     As you know, we are purchasing a 10 MHz PCS license for the Birmingham, Alabama BTA and a 10 MHz PCS license for the Tuscaloosa, Alabama BTA (such licenses collectively hereinafter, the "Licenses"), along with related infrastructure and related assets (the "Excluded Assets"), all from Alltel Corporation. In connection with such purchase, we hereby agree as follows:

     (1) For a period of eighteen (18) months after the closing of the purchase of the Licenses by us from Alltel, we will have the right, by providing written notice within such eighteen (18) month period to AT&T Wireless Services, Inc. ("AWS"), to cause AWS to purchase the Licenses from us for cash in the amount of Fifty Million Dollars ($50,000,000.00) (the "Put Right"). AWS agrees that upon any such notice exercising the Put Right, within ten business days, AWS will close such purchase and sale at which AWS will purchase the Licenses from us, excluding the Excluded Assets, by wire transfer of Fifty Million Dollars ($50,000,000.00) in immediately available funds, and we will execute and deliver to AWS a bill of sale, assignment and assumption agreement transferring and assigning to AWS all of our right, title and interest in the Licenses and all obligations and duties attendant thereto, all of which obligations and duties will be assumed by AWS.

     (2) For a period of eighteen (18) months after the closing of the purchase of the licenses by us from Alltel, and subject to our right to elect not to accept the exercise of such a Call Right as specified below, AWS will have the right, by providing written notice to us within such eighteen (18) month period, to cause us to sell the Licenses to AWS for cash in the amount of Fifty Million Dollars ($50,000,000.00) (the "Call Right"). We agree that upon any such notice, we will provide a responsive notice to AWS within ten (10) business days electing either to accept the exercise of such Call Right and close the purchase and sale of the Licenses or rather electing to terminate all Put Rights and Call Rights herein, whereupon this letter agreement will become null and void and we shall retain the Licenses. At the closing of a purchase and sale under this paragraph, we will sell to AWS the Licenses, excluding the Excluded Assets, by delivery of a bill of sale, assignment and assumption agreement against payment of Fifty Million Dollars ($50,000,000.00), all in the same manner as provided for in the previous paragraph. Notwithstanding the foregoing, in the event that there is an acquisition by a competitor of AWS of all of the voting preference common stock of Tritel, Inc. in a transaction not approved by AWS, other than the transaction presently pending with TeleCorp PCS, Inc., or after the closing
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of such transaction, of the holding company being established in such transaction (a "Change of Control"), then our right to elect not to accept the exercise of AWS's Call Right shall be suspended during the period commencing with the signing of a definitive agreement for such Change of Control, and shall be reinstated if such Change of Control does not close or shall expire upon the closing of such Change of Control; provided that AWS's Call Right shall be suspended at any time that our right to elect not to accept the exercise of such Call Right is suspended pursuant to the foregoing provision.

     (3) The closing of the purchase and sale of the licenses under either of the foregoing paragraphs (1) or (2) shall be delayed only as long as necessary to obtain any necessary regulatory approvals under the Hart Scott Rodino Antitrust Improvements Act of 1976 and the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and the rules and regulations thereunder, provided that in the case of any necessary FCC approval, the closing shall be within ten business days of the initial FCC approval without awaiting a final order. Each party agrees to use its best efforts to obtain any such necessary regulatory approvals and to comply with all requests for information and documentation in connection therewith.

     (4) We may terminate this letter agreement at any time prior to a Change of Control by written notice from us to AWS, which termination will be effective upon such notice; provided that our right to terminate shall be suspended during the period commencing with the signing of a definitive agreement for such Change of Control, and shall be reinstated if such Change of Control does not close or shall expire upon the closing of such Change of Control.

     (5) Each party will execute and deliver such further documents and take such further actions as the other party may reasonably request consistent with the provisions hereof in order to effect the intent and purposes of this letter agreement.

     (6) All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or make (i) upon delivery if delivered personally (by courier service or otherwise) or (ii) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown by evidence produced by the facsimile machine used for such transmission), in each case to the applicable addresses set forth below (or such other address as the recipient may specify in accordance with this Paragraph):

     If to us,

     Tritel, Inc.
     111 E. Capitol Street
     Suite 500
     Jackson, Mississippi 39201
     Attention:  William M. Mounger, II
     Fax:  (601) 914-8020

     With a necessary copy to:

     Telecorp PCS, Inc.

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     1010 N. Glebe Road
     Suite 800
     Arlington, Virginia 22201
     Attention:  Thomas H. Sullivan
     Fax: (703) 236-1376

     If to AWS, at:

     AT&T Wireless Services, Inc.
     7277 - 164/th/ Avenue NE
     Redmond, WA 98052
     Attention:  Joseph E. Stumpf
     Fax: (425) 580-8405

     (7) This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, without regard to principles of conflicts of law.

     (8) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

     (9) AWS acknowledges and agrees that we are relying on AWS's compliance with this letter agreement in closing the purchase of the Licenses and Excluded Assets from Alltel.


     Please sign below and return a copy to the undersigned to indicate your agreement with the foregoing.

                                                  Sincerely,

                                                  TRITEL, INC.



                                                  By:  William M. Mounger, II
                                                       ----------------------
                                                       William M. Mounger, II,
                                                       Chairman


Accepted and Agreed:
AT&T Wireless Services, Inc.


By:  Joseph E. Stumpf
   ------------------
     Joseph E. Stumpf
     Vice President

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